Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Shuttle Pharmaceuticals Holdings, Inc. (the “Company”) of our report dated February 26, 2025, with respect to the consolidated financial statements of the Company, included in the Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern in Note 1 to the consolidated financial statements. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Forvis Mazars, LLP

Atlanta, Georgia
December 11, 2025